EXHIBIT 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

EAGLE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	10.00% Senior Notes due 2029	457(o)	$77,665,000	—	$77,665,000 (1)	0.00015310	$11,890.51
	Total Offering Amounts					$77,665,000		$11,890.51
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$11,890.51
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2)    Represents the aggregate principal amount of the 10.00% Senior Notes due 2029 to be offered in the exchange offer to which the registration statement relates.